Exhibit 99.2

Preliminary Offering Memorandum Excerpts

Sources and uses

The following table summarizes the estimated sources and uses of proceeds in connection with proposed refinancing (the “Refinancing”). The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Refinancing depending on several factors, including differences from our estimation of fees and expenses.

Sources (In millions)	Amount
Asset-based revolving credit facility(1)	$—
Senior secured notes(2)	350.0
Senior secured third lien convertible notes(3)	177.1
Total sources	$527.1

Uses (In millions)	Amount
Repayment of existing senior secured credit facilities(4)	$427.5
Payment of accrued interest	5.4
Cash to balance sheet(4)	29.9
Existing swap breakage fees	17.0
Estimated fees and expenses(5)	47.3
Total uses	$527.1

(1)   The ABL Revolver will be a $100.0 million facility with a four-year maturity. We do not expect to draw the ABL Revolver at closing of the Refinancing, but will have $16.0 million of letters of credit thereunder.

(2)   The senior secured notes (the “Senior Notes”) are being issued by the Issuer.

(3)   The senior secured third lien convertible notes (as defined herein) will be co-issued by Sealy Mattress Company (the “Issuer”) and Sealy Corporation. We will be able to use the $177.1 million cash posted pursuant to the Forward Purchase Contract (as defined herein).

(4)   Consists of a $125.0 million revolving credit facility of which $30.0 million was outstanding at March 1, 2009, and a $377.2 million term loan facility. In addition, there were $16.0 million of letters of credit outstanding under the revolving credit facility on March 1, 2009. The amount in the table reflects amounts the Issuer expects to be outstanding on the closing date of the Senior Secured Note offering.

(5)   Reflects our estimate of fees and expenses associated with the Refinancing, including placement and other financing fees (including OID), advisory fees and other transaction costs and professional fees.

Capitalization

The following table sets forth cash and cash equivalents and capitalization as of March 1, 2009 on an actual basis and on an as adjusted basis to give effect to the consummation of the Refinancing, including the issuance of the Convertible Notes. The information should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto appearing in our Quarterly Report on Form 10-Q for the quarter ended March 1, 2009.

	As of March 1, 2009
	Historical	As adjusted
	(in millions)
Cash and cash equivalents(1)	$15.1	$45.0
Debt:
Existing senior secured credit facilities(1)	$407.2	$—
ABL Revolver(2)	—	0.0
Financing obligations(3)	42.1	42.1
Senior secured notes(4)	—	350.0
Convertible notes(5)	—	177.1
Senior subordinated notes	273.9	273.9
Other long term debt including current portion	23.5	23.5
Total debt	$746.7	$866.6
Stockholders’ deficit(5)(6)	(162.4)	(164.2)
Total capitalization	$584.3	$702.4

(1)   Consists of a $125.0 million revolving credit facility of which $30.0 million was outstanding at March 1, 2009, and a $377.2 million term loan facility. In addition, there were $16.0 million of letters of credit outstanding under the revolving credit facility on March 1, 2009. The Issuer expects $427.5 million to be outstanding under the existing senior secured credit facilities on the closing date of the Senior Note offering.

(2)   The ABL Revolver will be a $100.0 million facility with a four-year maturity. We do not expect to draw the ABL Revolver at closing of the Refinancing but will have $16.0 million of letters of credit thereunder. After giving effect to such letters of credit and our borrowing base limitations, we would have been able to draw $55.4 million.

(3)   Financing obligations are related to facilities in which we were involved in the construction that has been capitalized in accordance with Emerging Issues Task Force Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction.”

(4)   The recorded amount of the Senior Notes will be reduced by the amount of any original issue discount.

(5)   The recorded amount of Convertible Notes will be reduced by the amount of any beneficial conversion feature or embedded derivatives associated with the conversion rights. For example, if the stock price exceeds the conversion price by $1.00, the entire $177.1 million will be recorded as original issue discount thereby reducing the recorded amount of the Convertible Notes with a corresponding decrease in the stockholders’ deficit.

(6)   Includes an after tax charge of approximately $1.8 million related to the write-off of debt issuance costs associated with the existing senior secured credit facilities.

Description of other indebtedness

ABL Revolver

We summarize below the principal terms of the agreements that will govern our new senior secured asset-based revolving credit facility. This summary is not a complete description of all the terms of such agreements.

General. In connection with this offering, we will enter into a new senior secured asset-based revolving credit facility, or ABL Revolver, with JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as co-collateral agents, J.P. Morgan Securities Inc., as joint lead arranger and joint lead bookrunner, Citigroup Global Markets Inc., as joint lead arranger and joint lead bookrunner, GE Capital Markets, Inc., as joint lead arranger and joint lead bookrunner, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the expected terms of our new ABL Revolver. As the final terms of our new ABL Revolver have not been agreed upon, they may differ from those set forth herein.

We expect that our new ABL Revolver will provide for revolving credit financing of up to $100.0 million, subject to borrowing base availability, with a maturity of four years.

The borrowing base at any time is expected to equal the sum (subject to certain reserves and other adjustments) of:

•                  85% of the net amount of eligible accounts receivable; and

•                  the lesser of (i) 85% of the net orderly liquidation value of eligible inventory and (ii) 65% of the net amount of eligible inventory;

•                  less reserves deemed necessary by the co-collateral agents.

Our new ABL Revolver will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

All borrowings under our new ABL Revolver will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest rate and fees. Borrowings under our new ABL Revolver are expected to bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus 1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three-month interest period adjusted for certain additional costs or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin for borrowings under our new ABL Revolver is expected to be determined prior to the completion of this offering with respect to base rate borrowings and with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under our new ABL Revolver, we are required to pay a commitment fee, in respect of the unutilized commitments thereunder which fee will be determined based on utilization of the ABL Revolver (increasing when utilization is low and decreasing when utilization is high). We must also pay customary letter of credit fees equal to the applicable margin on LIBOR loans and agency fees.

Mandatory repayments. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our new ABL Revolver exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our new ABL Revolver is less than an amount to be determined or certain events of default have occurred, we will be required to deposit cash from our material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under our new ABL Revolver, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary repayment. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and final maturity. There is no scheduled amortization under our new ABL Revolver. All outstanding loans under the facility are due and payable in full on the fourth anniversary of the closing date.

Guarantees and security. All obligations under our new ABL Revolver will be unconditionally guaranteed jointly and severally on a senior secured basis by our parent, and substantially all existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiaries of the Issuer and in any event by all subsidiaries that guarantee the notes. All obligations under our new ABL Revolver, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including:

•                 a first-priority security interest in the ABL Collateral; and

•                 a second-priority security interest in, and mortgages on, substantially all of our material real property and equipment and all other assets that secure the notes on a first-priority basis.

Restrictive covenants and other matters. Our new ABL Revolver will require that if excess availability is less than the greater of (x) 15% of the commitments and (y) $15 million for two consecutive days, we comply with a minimum fixed charge coverage ratio test for a period ending on the first day thereafter on which excess availability has been greater than the amounts set forth above for 30 consecutive days. In addition, our new ABL Revolver will include affirmative and negative covenants that will, subject to significant exceptions, limit our ability and the ability of our parent, ultimate parent and subsidiaries to, among other things:

•                  incur, assume or permit to exist additional indebtedness or guarantees;

•                  incur liens;

•                  make investments and loans;

•                  pay dividends, make payments or redeem or repurchase capital stock;

•                  engage in mergers, acquisitions and asset sales;

•                  prepay, redeem or purchase certain indebtedness including the notes;

•                  amend or otherwise alter terms of certain indebtedness, including the notes;

•                  engage in certain transactions with affiliates; and

•                 alter the business that we conduct.

Our new ABL Revolver will contain certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our new ABL Revolver to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our new ABL Revolver would be entitled to take various actions, including the acceleration of amounts due under our new ABL Revolver and all actions permitted to be taken by a secured creditor.

Convertible notes

We summarize below the principal terms of the approximately $177.1 million aggregate principal amount of 8% senior secured third lien convertible notes due 2016 (“Convertible Notes”) that will be offered pursuant to a rights offering to each of the existing holders of common stock of Sealy Corporation. This summary is not a complete description of all of the terms of the Convertible Notes.

General. Sealy Mattress Company and Sealy Corporation (“Co-Issuers”) will offer Convertible Notes under an indenture to be entered into among the Co-Issuers, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. The Co-Issuers’ obligations under the Convertible Notes will be jointly and severally guaranteed on a senior secured basis by Sealy Mattress Corporation and all of Sealy Mattress Company’s wholly-owned domestic subsidiaries.

Principal, maturity and interest. The Convertible Notes will be limited to an initial aggregate principal amount of approximately $177.1 million and will mature on July 15, 2016. Interest on the Convertible Notes will accrue at the rate of 8% per annum and will compound on a semi-annual basis on January 15 and July 15, commencing on July 15, 2009. The Co-Issuers will not pay interest in cash on an interest payment date. Instead the principal amount of the Convertible Notes will be increased as of such interest payment date by an accretion amount equal to the interest payable for the interest period ending immediately prior to such interest payment date. The amount of interest payable for each interest period will be calculated on the basis of the accreted principal amount as of the first day of such interest period.

Ranking. The Convertible Notes and related guarantees will be the Co-Issuers’ and related guarantors’, as the case may be, senior secured obligations and will:

•                 rank senior in right of payment to any existing and future subordinated indebtedness of the Co-Issuers and related guarantors, including our existing senior subordinated notes;

•                 rank equally in right of payment with existing and future senior indebtedness of the Co-Issuers and related guarantors, including amounts outstanding under the notes offered hereby and the ABL Revolver;

•                 be secured by a third-priority lien on all of the collateral securing the ABL Revolver and the Senior Notes (the “Collateral”), which lien will be effectively junior to the senior priority liens securing the notes offered hereby and the ABL Revolver;

•                 be structurally subordinated to all liabilities and preferred stock of our subsidiaries that are not guarantors of the Convertible Notes; and

•                 be effectively senior to any unsecured indebtedness of the Co-Issuers and related guarantors to the extent of the value of the Collateral.

Conversion rights. Subject to Sealy Corporation’s right to terminate conversion rights in certain circumstances on or after July 15, 2012, holders of the Convertible Notes may convert their Convertible Notes into shares of Sealy Corporation common stock (plus cash in lieu of fractional shares) in multiples of $25.00 initial principal amount of Convertible Notes at any time prior to the close of business on the business day immediately preceding the maturity date. The Convertible Notes will be convertible into shares of Sealy Corporation common stock at an initial conversion price of $1.00 per share. The number of shares of Sealy Corporation common stock issuable upon conversion will increase on each interest payment date to reflect the accretion of interest on the Convertible Notes for the immediately preceding interest period. The conversion price will be subject to certain anti-dilution adjustments and will also be adjusted for conversions in connection with a make-whole event, which includes certain change of control transactions in respect of either of the Co-Issuers or a delisting of Sealy Corporation common stock. Commencing in July 15, 2012, Sealy Corporation will have the ability to cause the convertibility of the Convertible Notes to be terminated upon the occurrence of specified conditions relating to the trading price of Sealy Corporation’s common stock and its ratio of net debt to earnings before interest, taxes, depreciation and amortization.

Repurchase at the option of the holder. Upon occurrence of a fundamental change, which includes certain change of control transactions in respect of either of the Co-Issuers or a delisting of Sealy Corporation common stock, each holder of Convertible Notes will have the right to require the Co-Issuers to purchase some or all of that holder’s Convertible Notes at a purchase price in cash equal to 100% of the principal amount of the Convertible Notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

No sinking fund or optional redemption by Co-Issuers. No sinking fund is provided for the Convertible Notes and the Co-Issuers may not elect to redeem the Convertible Notes prior to the maturity date of the Convertible Notes.

Restrictive covenants and other matters. The Convertible Notes will include affirmative and negative covenants that will, subject to significant exceptions, limit Sealy Mattress Company’s ability and the ability of its subsidiaries to, among other things:

•                 incur, assume or permit to exist additional indebtedness or guarantees;

•                 incur liens;

•                 engage in certain transactions with affiliates;

•                 engage in mergers, acquisitions and asset sales; and

•                 amend or otherwise alter the terms of the Convertible Notes.

The Convertible Notes will contain certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, failure to give notice to holders of certain events, material judgments and actual or asserted failure of certain guarantees or security interests to be in full force and effect. If such an event of default occurs, the trustee or holders of the Convertible Notes, as applicable, may be entitled to take various actions, which may include the acceleration of amounts due under the Convertible Notes.

Rights offering

Sealy Corporation will conduct a rights offering pursuant to which rights to subscribe for Convertible Notes will be issued at no charge to all holders of Sealy Corporation common stock at the close of business on May 26, 2009, the record date for the rights offering, at a rate of one right per share of common stock held at such time. Each 13 rights will entitle its holder to purchase a Convertible Note at a subscription price of $25.00 and each Convertible Note will initially be convertible into 25 shares of common stock. The rights offering will expire on June 25, 2009 at 5:00 p.m., Eastern Standard Time, unless extended. The rights will be freely transferable by holders for the duration of the rights offering period. Each stockholder will have the right to oversubscribe in the rights offering, subject to the pro ration provisions of the rights offering. The rights offering, which is expected to be launched May 27, 2009, will be made only by means of a prospectus and prospectus supplement to a registration statement on Form S-3 that was declared effective by the SEC on April 9, 2009.

Forward purchase contract

The Co-Issuers of the Convertible Notes will enter into a forward purchase contract at the time the Senior Notes are issued (the “Forward Purchase Contract”) with Sealy Holding LLC (the “Purchaser”) in connection with a distribution of subscription rights (the “Rights”) by Sealy Corporation to holders of its common stock, including the Purchaser, to acquire from the Co-Issuers $177.1 million aggregate initial principal amount of Convertible Notes in a rights offering (the “Rights Offering”). This summary is not a complete description of all of the terms of the Forward Purchase Contract.

Purchase of Convertible Notes. The Purchaser will exercise all the Rights that are distributed to it in the Rights Offering, which Rights will cover $89,628,792 aggregate initial principal amount of the Convertible Notes and the Purchaser will oversubscribe for all the Convertible Notes that are not subscribed for upon the exercise of Rights distributed to Sealy Corporation’s other stockholders in the Rights Offering (the “Oversubscription”). The purchase by the Purchaser of the Convertible Notes pursuant to the Rights and the Oversubscription will be effected under the Forward Purchase Contract.

Cash Posting. The Purchaser is required under the Forward Purchase Contract to purchase from the Co-Issuers up to $177.1 million aggregate initial principal amount of Convertible Notes. Upon consummation of the Senior Note and the ABL Revolver and satisfaction of certain conditions set forth in the Forward Purchase Contract, the Purchaser will post cash to the Co-Issuers to secure its purchase obligation under the Forward Purchase Contract in the amount of $177.1 million, representing the purchase price of the maximum number of the Convertible Notes that the Purchaser may be obligated to purchase under the Forward Purchase Contract (the “Posted Cash”). On the same date, the Co-Issuers will pay to the Purchaser a forward contract payment of $1,000,000.

Forward Purchase Contract Settlement. Upon expiration of the Rights Offering and satisfaction of certain conditions set forth in the Forward Purchase Contract, the Co-Issuers will deliver to the Purchaser the Convertible Notes that have not been subscribed for by Sealy Corporation’s shareholders (other than the Purchaser) pursuant to the Rights Offering, and the Purchaser will pay to the Co-Issuers a cash amount equal to the purchase price of such Convertible Notes. To the extent Sealy Corporation’s shareholders (other than the Purchaser) subscribe for the Convertible Notes pursuant to the Rights Offering, the Co-Issuers will return a corresponding portion of the Posted Cash to the Purchaser. In either case, the Co-Issuers will pay the Purchaser interest on the Posted Cash at the rate of one-month LIBOR plus 300 basis points.

Termination Events. The Forward Purchase Contract will automatically terminate if (i) certain events of bankruptcy or insolvency of the Co-Issuers occur or (ii) the issuance of Convertible Notes in accordance with the Rights Offering has not been consummated by July 15, 2009. The Purchaser will have the right to terminate the Forward Purchase Contract if (i) the settlement conditions specified in the Forward Purchase Contract have not been satisfied by July 15, 2009 or a later date designated by the Purchaser, (ii) Sealy Corporation’s common stock has been delisted or (iii) it becomes illegal for any of the parties to settle the Forward Purchase Contract. The settlement conditions specified in the Forward Purchase Contract are (i) that the Convertible Notes and the related indenture, security documents, registration rights agreement and subsidiary guarantees are valid and binding obligations of the relevant parties and (ii) the absence of a cross acceleration of indebtedness aggregating at least $25.0 million.